EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record February Sales of $74.3 Million, an Increase of 4.5%

Warrendale, PA, March 5, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the four-week period ended March 1, 2003 increased 4.5% to $74.3 million, compared to $71.1 million for the four-week period ended March 2, 2002. Comparable store sales for the American Eagle Outfitters stores decreased 7.0% for the February period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 7.8% for the month compared to the corresponding period ended March 2, 2002.

Total sales for the four-week period ended March 1, 2003 include $4.0 million from the Bluenotes/Thriftys operation, compared to $4.6 million for the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 18.5% in February compared to last year.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 698 AE stores in 48 states and the District of Columbia, 56 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857